EXHIBIT 10.17

SIXTH MODIFICATION AND RATIFICATION OF LEASE

THIS SIXTH MODIFICATION AND RATIFICATION OF LEASE (this “Modification”) is made and entered into effective the 19th day of May 2003, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Landlord”), and THE TRIZZETTO GROUP, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000, by that certain Fourth Modification and Ratification of Lease entered into October 15, 2000, and by certain of that Fifth Modification and Ratification of Lease entered into effective October 31, 2002 (hereafter collectively the “Lease”), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as Suites 310 and 300, containing collectively approximately 47,385 rentable square feet (the “Premises” and “Expansion Premises” respectively, which may be collectively referred to herein as the “Premises”) and Suite 233, containing approximately 4,805 rentable square feet (the “Second Expansion Premises”); and

WHEREAS, Tenant desires to extend the term of the Lease for a period of thirty-nine (39) months, from April 30, 2006, to and including July 31, 2009, on the terms and conditions set forth in greater detail in this Modification; and

WHEREAS, Tenant desires to expand the Premises beginning on or about to August 1, 2003, through the addition of the following suites in the Building: Suite 250, containing approximately 4,454 rentable square feet; Suite 235, containing approximately 4,773 rentable square feet; and, Suite 217, containing approximately 2,753 rentable square feet, and including the elimination of the adjacent common area corridor, containing approximately 1,097 rentable square feet (hereafter collectively the “Third Expansion Premises”) as depicted in Exhibit A-3 attached hereto and incorporated by reference; and

WHEREAS, Tenant desires to further expand the Premises beginning on or about August 1, 2003, through the addition of the following suites in the Building: Suite 230 containing approximately 2,297 rentable square feet; and, Suite 260, containing approximately 2,327 rentable square feet (hereafter collectively referred to as the “Fourth Expansion Premises”), as depicted in greater detail in Exhibit A-3 attached hereto and incorporated by reference; and

WHEREAS, Landlord is willing to modify the Lease to accommodate such desires, subject to the terms and conditions of this Modification and Landlord and Tenant desire to amend the Lease to reflect the extension of the Lease Term, the addition of the Third Expansion Premises and the Fourth Expansion Premises, and the increase in Base Rent payable under the Lease.

NOW, THEREFORE, in consideration of the foregoing, the agreements of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

2. Incorporation of Recitals. The foregoing recitals are incorporated herein and made a part hereof as if set forth in their entirety.

3. Additional Premises. Effective on the earlier of August 1, 2003, or three (3) days after substantial completion of the tenant improvements to be made within the Third Expansion Premises (“Third Expansion Premises Commencement Date”), Landlord shall lease to Tenant and tenant shall lease from Landlord the Third Expansion Premises. Further, effective on August 1, 2003 (the “Fourth Expansion Premises Commencement Date”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Fourth Expansion Premises. In addition the identification of the Lease Premises in Section 1.03(B) of the Lease is hereby further amended by adding immediately after description of the Second Expansion Premises the following:

THIRD EXPANSION PREMISES:

The following portions of the second floor of the Building outlined on Exhibit A-3: Suite 250, containing approximately 4,454 rentable square feet; Suite 235, containing approximately 4,773 rentable square feet; Suite 217, containing approximately 2,753 rentable square feet; and including the elimination of the common area corridor adjacent to the foregoing spaces, containing approximately 1,097 rentable square feet .

FOURTH EXPANSION PREMISES:

The following portions of the second floor of the Building outlined on Exhibit A-3: Suite 230 containing approximately 2,297 rentable square feet; and, Suite 260, containing approximately 2,327 rentable square feet.

4. Third Expansion Premises Commencement Date and Fourth Expansion Premises Commencement Date. Section 1.03(D) of the Lease is hereby amended by adding immediately after the description of commencement date of the Lease the following:

The Third Expansion Premises Commencement Date shall be August 1, 2003. The foregoing notwithstanding, in the event that the tenant improvements made within the Third Expansion Premises as set forth in Exhibit B-3 attached to the Sixth Modification and Ratification of Lease are substantially complete prior to Agust 1, 2003, and Landlord has obtained a certificate of occupancy for the Third Expansion Premises prior August 1, 2003, Landlord shall allow Tenant to take early occupancy of the Third Expansion Premises, subject to all terms and conditions under the Lease, with the exception of Tenant’s obligation for the payment of Base Rent from the date of such early occupancy until the Third Expansion Premises Commencement Date.

The Fourth Expansion Premises Commencement Date shall be August 1, 2003.

5. Temporary Premises. Upon mutual execution and delivery of this Modification and expiring on September 30, 2003, Landlord shall permit Tenant to occupy up to, but not exceeding, 4,000 rentable square feet in the existing Suite 105, as shown on Exhibit A-4 attached to this Modification and incorporated by reference (the “Temporary Premises”), subject to all of the terms and conditions of the Lease, with the exception of the obligation to pay for Base Rent for the Temporary Premises. Tenant shall be responsible for the payment of all other costs and obligations under the Lease arising as a result of its occupancy and use of the Temporary Premises, including but not limited to the payment of Operating Expenses. Tenant shall occupy the Temporary Premises in their current “as-is” condition and repair. Landlord reserves the right to show Suite 105 to other prospective tenants upon twenty-four (24) hours advance notice to Tenant. Tenant shall have the right to terminate its occupancy of the Temporary Premises prior to September 30, 2003, upon seven (7) days prior written notice to Landlord. In the event that Tenant fails to vacate the Temporary Premises on September 30, 2003, or earlier termination of the Lease, Landlord shall be entitled to exercise all remedies available to Landlord under the Lease in the event of a breach of the Lease, and Tenant shall be responsible for the payment of Base Rent to Landlord for the Temporary Premises in the amount of one and one-half (1 1/2) times the Base Rent otherwise payable by Tenant for the Premises, and shall also be liable for all damages suffered by Landlord as a result of Tenant’s failure to vacate the Temporary Premises.

6. Termination Date. Section 1.03(F) of the Lease is hereby amended in its entirety by replacing the existing Termination Date of the Lease of April 30, 2006 with the following:

The Termination Date of the Lease for the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises and fourth Expansion Premises, shall be July 31, 2009 (seventy-two (72) months following the Third Expansion Premises Commencement Date), unless sooner terminated as provided in this Lease, or as otherwise extended as provided in Exhibit B-3 to the Sixth Modification and Ratification of Lease.

7. Tenant’s Proportionate Share. Section 1.03(J) of the Lease is amended effective on the Third Expansion Premises Commencement Date by adding immediately after the description of the Tenant’s Proportionate Share under the Lease for the Premises the following:

Tenant’s Proportionate Share for the Third Expansion Premises shall be 9.79%.

Tenant’s Proportionate Share for the Fourth Expansion Premises shall be 3.46%.

Tenant’s Proportionate Share for the Temporary Premises shall be 2.99%.

8. Security Deposit. Section 1.03 (K) of the Lease is hereby amended by increasing the security deposit under the Lease in the additional amount of Twenty-Three Thousand Six Hundred Sixteen and 08/100 US Dollars ($23,616.08), for a total security deposit of One Hundred Forty Thousand Four Hundred Sixty-Two and 02/100 and US Dollars ($140,462.02), which additional amount shall be payable to Landlord upon execution of this Modification.

9. Parking Spaces. Effective on the Third Expansion Premises Commencement Date, Section 1.03 (O) of the Lease is deleted in its entirety, as amended, and is replaced with the following:

Commencing on the Third Expansion Premises Commencement Date, and in connection with its occupancy of the premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises and Fourth Expansion Premises, Tenant shall be entitled to the non-exclusive use of a maximum of two hundred and thirty (230) parking spaces in the Building parking areas at no charge during the Term of the Lease expiring on July 31, 2009. Landlord reserves the right to strictly enforce the number of parking spaces utilized by Tenant during the term of this Lease based upon a parking ratio 3.3 parking spaces per 1,000 rentable square feet. Landlord further reserves the right to assign and reassign (with the exception of Tenant’s reserved parking spaces described below), from time to time on a non-discriminatory basis, particular parking spaces for use by persons selected by Landlord, and to issue and implement non-discriminatory rules and regulations with respect to Parking spaces for the Building, provided that Tenant’s rights to the number of parking spaces designated herein are preserved. Within the foregoing parking allowance, Tenant shall be entitled to the use of total of ten (10) covered reserved parking spaces in those areas designated by Landlord for such spaces as of the date of this Modification, at no charge during the initial Term of the Lease.

10. Operating Expenses. Section 2.02 of the Lease, as previously amended, shall be further amended effective on the date of this Modification by deleting the first sentence thereof in its entirety, and replacing it with the following:

In the event Landlord’s operating expenses for the Building shall, in any calendar year during the Term, exceed the sum of those expenses accrued during the base year for the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises or Forth Expansion Premises, respectively (“Excess Expenses”) Tenant shall pay as additional rent Tenant’s Proportionate Share of Excess Expenses. The base year for the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises and Forth Expansion Premises shall be determined in accordance with the following schedule:

Identification of Premises	Rentable Square Feet	Lease Period	Base Year
Premises	23,610	11/8/99-11/30//04	1999
Premises	23,610	12/1/04-4/30/06	2000
Expansion Premises	23,775	5/1/00-4/30/06	2000
Premises & Expansion Premises	47,385	5/1/06-7/31/06	2003
Second Expansion Premises	4,805	11/1/02-7/31/09	2003
Third Expansion Premises	13,077	8/1/03-7/31/09	2003
Fourth Expansion Premises	4,624	8/1/03-7/31/09	2003

11. Base Rent. Section 1.03 (H) of the Lease entitled Base Rent, and Section 1.03 (I) of the Lease entitled Monthly Installment of Base Rent, are hereby amended by adding the following:

(a)	Premises and Expansion Premises Base Rent.

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(6/1/03-4/30/06)	47,385	$19.50/rsf/year	$924,007.50	$77,000.63
(5/1/06-7/31/09)	47,385	$18.50/rsf/year	$876,622.50	$73,051.88

(c)	Second Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises and the Expansion Premises, Tenant shall also pay Base Rent for the Second Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(5/1/03-4/30/06)	4,805	$17.25/rsf/year	$82,886.25	$6,907.19
(5/1/06-7/31/09)	4,805	$18.50/rsf/year	$88,892.50	$7,407.71

(d)	Third Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises and the Expansion Premises, the Expansion Premises, and the Second Expansion Premises, beginning on the Third Expansion Premises Commencement Date Tenant shall also pay Base Rent for the Third

Expansion Premises, payable monthly in advance without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(8/1/03-4/30/04)	13,077	$14.50/rsf/year	$189,616.50	$15,801.38
(5/1/04-4/30/05)	13,077	$14.79/rsf/year	$193,408.83	$16,117.40
(5/1/05-4/30/06)	13,077	$15.09/rsf/year	$197,331.93	$16,444.33
(5/1/06-4/30/07)	13,077	$15.39/rsf/year	$201,255.03	$16,771.25
(5/1/07-4/30/08)	13,077	$15.70/rsf/year	$205,308.90	$17,109.08
(5/1/08-7/31/09)	13,077	$16.01/rsf/year	$209,362.77	$17,446.90

(e)	Fourth Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises, the Expansion Premises, the Expansion Premises, the Second Expansion Premises, and the Third Expansion Premises, beginning on the Fourth Expansion Premises Commencement Date Tenant shall also pay Base Rent for the Fourth Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(8/1/03-4/30/04)	4,624	$14.50/rsf/year	$67,048.00	$5,587.33
(5/1/04-4/30/05)	4,624	$14.79/rsf/year	$68,388.96	$5,699.08
(5/1/05-4/30/06)	4,624	$15.09/rsf/year	$69,776.16	$5,814.68
(5/1/06-4/30/07)	4,624	$15.39/rsf/year	$71,163.36	$5,930.28
(5/1/07-4/30/08)	4,624	$15.70/rsf/year	$72,596.80	$6,049.73
(5/1/08-7/31/09)	4,624	$16.01/rsf/year	$74,030.24	$6,169.19

12. Base Rent Abatement. The foregoing notwithstanding, and provided that no default (or no event which, with the passage of time or the giving of notice or both, would constitute an event of default under the Lease) shall have occurred under the Lease beyond any applicable period of notice and cure, Base Rent shall be abated as follows: (i) for the Third Expansion Premises Base Rent shall be abated for a period of three (3) months following the Third Expansion Premises Commencement Date for a total Base Rent abatement for the Third Expansion Premises of Forty-Seven Thousand Four Hundred Four and 13/100 US Dollars ($47,404.13); and (ii) for the Fourth Expansion Premises, Base Rent shall be abated for a period of three (3) months following the Fourth Expansion Premises Commencement Date for a total Base Rent abatement for the Fourth Expansion Premises of Sixteen Thousand Seven Hundred Sixty-Two and No/100 US Dollars ($16,762.00). In the event of any default by Tenant, the entire amount of Base Rent which was otherwise abated, as set forth above, shall be immediately due and payable.

13. Termination Option. Paragraph 10 in the Fifth Modification and Ratification of Lease shall be deleted in its entirely. Tenant shall no longer have a termination option under the terms of the Lease

14. Tenant Improvements. Landlords agrees to provide Tenant with an allowance for construction by Tenant of certain tenant improvements to be incorporated into the Premises, in the amount of Seven Hundred Nine Thousand One Hundred Thirty-Four and No/100 US Dollars ($709,134.00) (the “Construction Credit”) (which Construction Credit is calculated based upon $6.00 per rentable square foot of Suite 300, and $24.00 per rentable square foot for the Third Expansion Premises and the Fourth Expansion Premises), which Construction Credit may be used by Tenant in the manner set forth in Exhibit B-3, attached to this Modification and incorporated by reference. Landlord shall be paid a construction management supervisory fee out of the Construction Credit equal to one percent (1%) of the hard construction costs of the tenant improvements to be constructed by Tenant, specifically excluding architectural fees, project management fees, permitting, cabling, furniture, fixtures and equipment, which construction management supervisory fee shall not exceed in amount Seven Thousand and No/100 US Dollars ($7,000.00). Landlord’s construction management fee shall be invoiced by and paid to Landlord based upon the invoices submitted by Tenant for reimbursement from Landlord and shall be paid out of the Construction Credit. In the event that Tenant does not use the entire Construction Credit for completion of the improvements to the Premises, the Second Expansion Premises, Third Expansion Premises or the Fourth Expansion Premises, Tenant may apply the unused remainder of the Construction Credit (but in no event exceeding twenty-five percent (25%) of the total Construction Credit) for the payment of Base Rent and other charges next coming due under the Lease, on an amortized basis over the remaining Term of the Lease. Any portion of the Construction Credit not used or committed by Tenant to be applied to Base Rent or other charges coming due under the Lease (in the manner set forth in the foregoing sentence) within eighteen (18) months following the Third Expansion premises Commencement Date shall revert back to Landlord. Landlord, at its option (which option must be exercised, if at all, at the time that Landlord grants its written approval to Tenant’s proposed final construction Plans in the manner described in Exhibit B-3) may require Tenant to remove any physical additions and/or repair any alterations made pursuant to this paragraph or Exhibit B-3, including but not limited to low voltage communications and data cabling, in order to restore the subject portion of the leased premises to the condition existing at the time prior to the commencement of such work, all costs of removal and/or alterations to be done by Tenant. In addition, Tenant shall have the right, at Tenant’s sole cost and expense to remove and relocate from Suite 100 in the Building the following equipment and personal property of Landlord: the UPS unit; two (2) 10-ton Liebert computer room cooling units; and, the raised computer room flooring (“Landlord’s Equipment”). Such removal and relocation of Landlords’s Equipment shall be subject to Landlord’s prior written approval as to the methods and specifications for removal and relocation, which approval shall not be reasonably withheld. In the event that Tenant’s elects to relocate Landlord’s Equipment as provided in this paragraph, Tenant shall be responsible, at Tenant’s sole cost and expense, for all costs of restoration and repair of those portions of the Building affected by such removal and relocation. In addition, in the event that Tenant elects to relocate Landlord’s Equipment, Tenant agrees to take and use such equipment in its current “as-is” condition and repair, and Tenant shall be solely responsible for all costs of maintaining, repairing and replacing Landlord’s Equipment during the Term of the Lease.

15. Roof Space. Landlord shall make available to Tenant, free of charged during the primary Term, as it may be extended, a portion of the roof of the Building, and associated Building chases, for Tenant’s use for the installation, operation, repair and maintenance of one satellite dish antenna, which usage shall be subject to the terms and conditions of the Satellite Dish License attached to this Modification and made a part hereof.

16. Extension Option. The Extension Option contained in Paragraph 1 of the Addendum to Lease is hereby deleted in its entirety, and is replaced with the following:

Provided no event of default (or no event which, with the passage of time or the giving of notice or both, would constitute an event of default under the Lease) has occurred and is continuing beyond any applicable period of notice and cure, and provided Tenant has not assigned the Lease or sublet all or any portion of the Premises, Tenant shall have one option to extend the term of this Lease for all of the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises and Fourth Expansion Premises (but not separate part thereof) for an additional five (5) year term by giving the Landlord written notice at least eight (8) months, but no more than twelve (12) months, prior to the expiration of the then current term of this Lease. Upon the giving of such notice, this Lease shall be considered as extended for such option term upon the same terms, conditions and covenants as are contained in this Lease except that there shall be no additional extension options, and except that charges for parking and for after hours HVAC shall be calculated at the rates than being charged by Landlord to other tenants in the Building for such services and except that the base rent shall be calculated by multiplying the number of rentable square feet of the Premises by the then-fair-market-base-rental-value, which then-fair-market-base-rental-value shall be determined in the manner set forth below.

(a)	Landlord and Tenant will have thirty (30) days after Landlord receives the Tenant’s notice of its intent to exercise any extension within which to agree on the then-fair-market-base-rental-value of the Premises. If they agree on the fair market base rent for the subject option period within thirty (30) days, they will amend this lease by stating the new base rent for the option period.

(b)	If Landlord and Tenant are unable to agree on the then-fair-market-base-rental-value of the Premises for the option period within thirty (30) days, then the base rent for the option period will be the then-fair-market-base-rental-value of the Premises as determined in accordance with subparagraph d below.

(c)	The “then-fair-market-rental-value of the Premises” means what a landlord under no compulsion to Lease the Premises and a tenant under no compulsion to lease the Premises would determine as rents (including initial monthly rent and rental increases) for the option period, as of the commencement of the option period and determined according to recent market lease transactions in comparable buildings located in the market area of the Premises, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, the credit-worthiness of the Tenant, allowances for rental abatement, moving and tenant finish, if any, and any other factor reasonably related to the determination of rental values.

(d)	If Landlord and Tenant are unable to agree upon the then fair market base rental value of the Premises, within fifteen (15) days after the expiration of the thirty (30) day period set forth in subparagraph a. above, Landlord and Tenant will each appoint a commercial real estate broker with at least ten (10) years’ full-time commercial experience in the area in which the Premises are located to determine the then-fair market rental value of the Premises. If either Landlord or Tenant does not appoint a commercial real estate broker within ten (10) days after the other has given notice of the name of its broker, the single broker appointed will be the sole appraiser and will set the then-fair market rental value of the Premises. If two commercial real estate brokers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the then-fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second commercial real estate broker has been appointed, they will attempt to elect a third commercial real estate broker meeting the qualifications stated in this paragraph within ten (10) days after the last day the two commercial real estate brokers are given to set the then fair market rental value of the Premises. If they are unable to agree on a third commercial real estate broker, either Landlord or Tenant, by giving ten (10) days’ prior notice to the other, can apply to the ten presiding judge of the District Court in and for the City and County of Denver for the selection of a third commercial real estate broker who meets the selection of a third commercial real estate broker who meets the qualifications stated in this paragraph. Landlord and Tenant will bear one-half (1/2) of the cost of appointing the third commercial real estate broker and of paying the third commercial real estate broker’s fee. The third commercial real estate broker, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant.

(e)	Within thirty (30) days after the selection of the third commercial real estate broker, a majority of the brokers will set the then-fair market rental value of the Premises. If a majority of the brokers are unable to set the then-fair market rental value of the Premises established by Landlord’s appointed commercial real estate broker, or the Tenant’s appointed commercial real estate broker.

17. Right Of Offer To Lease – First Floor. In addition to the Right of Offer contained in Paragraph 14 of the Second Modification and Ratification of Lease, Tenant shall have the following additional Right of Offer to Lease:

During the initial term of the Lease, and provided that Tenant is not in default beyond any applicable period of notice and cure and has not assigned the Lease nor subleased any portion of the Premises, and subject to the limitations set forth in subparagraph (d) below, Tenant shall have a right of offer, subject to existing rights granted to other tenants as of the date of this Modification, to lease the vacant space located on the first (1st) floor of the Building (the “Offer Space”), if and when the Offer Space becomes “available for lease.” For purposes of this right of first offer, the Offer Space will be considered to be “available for lease” if (i) no bona fide written lease agreement is currently in force or effect with respect to such space, (ii) the space becomes vacant, or will become vacant, because an existing tenant’s lease has or will expire or be terminated with no renewal or extension options subject to being exercised with respect to such space, and (iii) Landlord makes the Offer Space available for leasing to others. Tenant’s right of first offer with respect to such Offer Space shall be upon the following terms and conditions:

(a)	In the event that (i) the Offer Space, or any part thereof, becomes or is about to become available for lease provided above, Landlord will notify Tenant of the rental terms on which it would be willing to lease the Offer Space to Tenant or to other third-parties, and Tenant shall have the right of first offer to lease that portion of the Offer Space identified in Landlord’s notice, subject to existing rights granted to other tenants as of the date of this Lease, at the rent and on the terms and conditions contained in Landlord’s notice.

(b)	The right of offer will be exercised by Tenant signing a lease amendment with respect to the subject portion of the Offer Space at the rent and on the terms set forth in Landlord’s notice. Tenant shall accept or reject the offer contained in Landlord’s notice within five business (5) days after the receipt of Landlord’s notice. If an amendment incorporating the terms contained in Landlord’s notice is not signed within five business (5) days following receipt of Landlord’s notice, time being strictly of the essence, Landlord will have the right to lease the Offer Space free of the rights of Tenant under this Paragraph 17, and Tenant’s right of offer granted herein shall be null and void. Any space leased by Tenant will be added to the Leased Premises as of the date provided in the proposed amendment.

(c)	Landlord is under no obligation to offer for lease all or any portion of the First Offer Space to Tenant or any other person.

(d)	Notwithstanding any other provision set forth above, it is agreed that Tenant shall not be permitted to exercise any of its rights contained in this Paragraph 17 (i) at any time when the Lease is not in effect or at any time when an Event of Default exists, (ii) in the event that Tenant assigns the Lease or sublets any portion of the leased Premises at any time, (iii) Tenant may not exercise the right contained in this Paragraph 17 if the effective date of the addition of the Offer Space to the Premises previously leased would be at any time during the last thirty-six (36) months of the then existing term of Lease, and (iv) Tenant may not exercise the right contained in this Paragraph 17 if Tenant does not have at the time of the exercise One Hundred Million US Dollars ($100,000,000) in total equity.

(e)	In the event that Tenant fails to exercise the foregoing right of offer as provided in this Paragraph 17, time being strictly of the essence, Tenant’s right of offer shall be null and void.

(f)	Tenant acknowledges that it is only being granted a right of offer that is subject and subordinate to the rights of any existing tenant with pre-existing rights of refusal, rights of offer, or options to lease, as of the date of this Lease.

(g)	In no event shall Landlord be responsible for any brokerage commission for any real estate broker retained by Tenant with respect to this right of offer.

18. Second Floor Common Areas—Kiosk/Information Booth. Tenants shall have the right to locate in the common area of the second floor of the building adjacent to either the Second Expansion Premises, Third Expansion Premises or Fourth Expansion Premises, and on a temporary basis only (which shall mean no more than eight (8) days per month), one (1) kiosk/information booth to be used to provide information concerning Tenant’s activities in the Building and to direct Tenant’s visitors to specified locations within Tenant’s leased premises, which kiosk/information booth shall be subject to Landlord’s reasonable advance approval as to size, location, appearance, timing and content.

19. Landlord Repairs. Section 5.01 of the Lease entitled “Landlord Repairs” is amended effective on the date of this Modification by adding the following after the existing second sentence thereof: “In addition, Landlord agrees to maintain the elevators serving the Building in a first class manner during the term of the Lease.”

20. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other than Landlord’s listing agent, Cushman & Wakefield of Colorado, Inc., acting as the limited agent of the Landlord, and Julien J. Studley, Inc., acting as the limited agent of Tenant. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

21. Performance of Obligations. Tenant hereby acknowledges and confirms that, as of the date hereof, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

22. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

23. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

24. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

25. Counterparts. This Modification may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.

Landlord:		Tenant:

ST. PAUL PROPERTIES, INC., a Delaware corporation		THE TRIZETTO GROUP, INC., a Delaware corporation

By:	/s/ R. William Inserra	By:	/s/ Michael J. Sunderland
Name:	R. WILLIAM INSERRA	Name:	Michael J. Sunderland
Title:	V. P. ASSET MANAGEMENT	Title:	Senior VP, CFO

EXHIBIT A-3

DESCRIPTION OF THE THIRD EXPANSION PREMISES AND

FOURTH EXPANSION PREMISES

Exhibit A-3

Third Expansion Premises

ATRIUM I

6061 S. Willow Drive

Greenwood village, CO 80011

Exhibit A-3

Fourth Expansion Premises

ATRIUM I

6061 S. Willow Drive

Greenwood village, CO 80011

EXHIBIT A-4

DESCRIPTION OF THE TEMPORARY PREMISES

Exhibit A-4

Temporary Premises

EXHIBIT B-3

Provisions Relating to Construction of Tenant’s Premises

(Finish Allowance Only)

1. Landlord will provide Tenant with a construction credit in the sum of up to Seven Hundred Nine Thousand One Hundred Thirty-Four and No/100 US Dollars ($709,134.00) (the “Construction Credit”) (which Construction Credit is calculated based upon $6.00 per rentable square foot of space located within Suite 300, and $24.00 per rentable square foot of space located within the Third Expansion Premises and the Fourth Expansion Premises), which may be used only against the cost of design, permitting and construction by Tenant of Improvements or alterations permanently installed and incorporated in the realty of the Premises, including the Expansion Premises, Second Expansion Premises, Third Expansion Premises, and Fourth Expansion Premises and all necessary corridor walls, project management fees and engineering fees, as contemplated under those certain plans and specifications and working drawings to be prepared by McDermott Planning & Design, Inc. (the “architect”), which architect has been selected by Tenant and approved by Landlord, and which plans, specifications and working drawings are to be initiated by Tenant and by Landlord for identification and aprroval (the “Plans”) or, at Tenant’s discretion, Tenant may utilize the Construction Credit to fund Tenant’s other construction-related costs related to the Premises, such as Tenant’s costs of relocation, installation of low voltage cabling and telephone lines.

2. Except as provided in Paragraph 3 below, The Plans shall be submitted to Landlord for its review and written approval prior to the initiation of construction activities within any portion of the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, or Fourth Expansion Premises, which consent shall not be unreasonably withheld or delayed. For the purposes of this Exhibit B-3 only, any Plans for tenant improvements to be submitted to Landlord for review and approval shall be delivered to Landlord by (i) hand delivery, with a signed delivery receipt therefor from the recipient, or (ii) delivered by registered and certified US mail, return receipt requested, and addressed to the following:

Bane Taylor JCA Property Management

6061 S. Willow Drive, Suite 210

Greenwood Village, Colorado 80111

Attn: Mr. Guy Blasi

With a copy to:

Mr. David Banzhaf

Cushman & Wakefield of Colorado, Inc.

1670 Broadway, Suite 3400

Denver, Colorado 80202:

Landlord shall review and approve all Plans submitted by Tenant (and all changes to such Plans, if any) as soon as practicable and in any event within five (5) business days of delivery of the Plans to Landlord’s representatives as identified above. If Landlord fails to provide its written consent to the proposed Plans, or such reasonable reasons why it is withholding its consent, within five (5) business days after delivery of such Plans to Landlord, Landlord shall be deemed to have consented to and approved of such plans.

3. Tenant has prepared space plan documents for the Third Expansion Premises showing the intended modifications and intended use of the Third Expansion Premises. Those space plans, a copy of which are attached to this Exhibit B-3 as Schedule 1, include anticipated work in the Third Expansion Premises only. Tenant shall also be responsible for preparation of Plans for the Fourth Expansion Premises. As an accomodation to Tenant, and upon mutual execution of the Sixth Modification and Ratification of Lease to which this Exhibit B-3 is attached, Landlord’s approval of space plans for the Third Expansion Premises shall constitute Landlord’s approval for Tenant to commence construction of such work, provided that: (i) Tenant shall perform such work in substantial conformance with Schedule 1, (ii) Landlord shall have received written notification from Tenant of its selection of a general contractor for such work, and (iii) Tenant has otherwise secured all necessary governmental approvals and obtained required certificates of insurance from the contractor(s) performing such work. The foregoing notwithstanding, Landlord’s approval, if any, of Tenant’s space plans for the Third Expansion Premises shall not relieve Tenant of its responsibility and obligation to submit final Plans for the Third Expansion Premises to Landlord, and obtain Landlord’s written approval as required by this Exhibit B-3. Tenant shall thereafter assure that the architect promptly prepares final Plans to be used to complete construction in the Third Expansion Premises in substantial conformance with the space plans approved by Landlord.

4. Tenant will cause such work (the “Work”) to be performed in a good and workmanlike manner and in accordance with the Plans. Landlord shall provide such cooperation as Tenant may reasonably request in connection with all aspects of the Work, provided that the additional cost of such cooperation, if any, shall be paid to Landlord out of the Construction Credit.

5. Tenant and Landlord agree that Tenant shall select, in Tenant’s sole discretion, a general contractor to perform the Work from the following list of Landlord approved general contractors:

(a)	Provident Constructors;

(b)	CSI, Inc.; or

(c)	DSP General Contractors.

6. Landlord shall pay the Construction Credit to Tenant, or any applicable portion thereof, within twenty (20) days of Tenant’s presentation to Landlord of Tenant’s contractor’s invoice(s) for Work performed, together with appropriate lien waivers for such Work (or portion of Work) and written approval of the payment application by the architect.

7. Any work performed by Tenant in excess of the Construction Credit shall be at Tenant’s sole cost and expense and shall also be subject to Landlord’s advance written approval of plans and specifications, unless such Work was included in the Plans previously approved by Landlord as described in this Exhibit B-3.

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8. Failure by Tenant to complete the tenant finish improvements shall not relieve Tenant of its duty to pay rent and perform its obligations under the Lease.

9. Tenant shall be responsible for assuring that any alterations, modifications or improvements made by Tenant to the Premises shall comply with the Americans With Disabilities Act of 1990 (“ADA”), including all alterations, modifications or improvements required: (a) as a result of Tenant (or any subtenant, assignee or concessionaire) being a Public Accomodation (as such term is defined in the ADA); (b) as a result of the Premises being a Commercial Facility (as said term is defined in the ADA); (c) as a result of any leasehold improvements, alterations or additions made to the Premises by or on behalf of Tenant or any subtenant, assignee or concessionaire (whether or not Landlord’s consent to such leasehold improvements or alterations was obtained); or, (d) as a result of the employment by Tenant (or any subtenant, assignees or concessionaire) of any individual with a disability, including but not limited to the acquisition and installation of any auxiliary aids.

10. Landlords agrees to deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Third Expansion Premises upon substantial completion. The terms “substantial complete” and “substantially completed” mean that construction of the Work is sufficiently completed in accordance with the Plans, as modified by any change orders agreed to by the parites, so that Tenant can occupy the Third Expansion Premises for the use for which it was intended. Landlord agrees to deliver and Tenant agrees to accept from Landlord possession of the Fourth Expansion Premises on the scheduled Fourth Expansion Premises Commencement Date.

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SCHEDULE 1 TO EXHIBIT B-3

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WORK ROOM 13 x 28
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WORK ROOM 9 x 12
READINESS LAB 28 x 26
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PRIVATE OFFICE 12 x 13
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Satellite Dish License Agreement

THIS SATELLITE DISH LICENSE AGREEMENT (the “License”), is made and entered into this      day of May 2003, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Licensor”), and THE TRIZETTO GROUP, INC., a Delaware corporation (“Licensee”).

WITNESSETH

WHEREAS, Licensor and Licensee are parties to that certain Lease Agreement dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000, by that certain Fourth Modification and Ratification of Lease entered into effective October 15, 2000, by that certain Fifth Modification and Ratification of Lease entered into effective October 31, 2002, and by that certain Sixth Modification and Ratification of Lease entered into effective May 19, 2003 (hereafter collectively the “Lease”), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado (the “Building”), and more particularly described in the Lease (the “Premises”); and

WHEREAS, Licensee wants to locate one (1) satellite dish antenna on the roof of the Building on a temporary basis; and

WHEREAS, Licensor is willing to permit the same upon the following terms and conditions.

NOW, THEREFORE, in consideration of the premises, and other and good and valuable consideration, the amount and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of License. Licensor grants to Licensee a non-exclusive, revocable license for the term of seventy-two (72) months, as described in Section 3 below, for the purpose of installing, maintaining and operating one (1) satellite dish antenna (the “Dish”), on a portion of the roof of the Building (“Roof”), the actual location to be agreed to by Licensor and Licensee (the “Roof Space”). Licensee will not use the Roof Space for any other purpose other than the operation of a satellite dish for Tenant’s sole use and not for any resale to third parties. Licensor specifically reserves the right, among others, to grant additional licenses to others for installation and use of antennae on and in the Building.

2. Installation. Licensee is permitted to install one (1) satellite dish antenna with a non-penetrating base mount (the “Base”) measuring not more than three feet by three feet (3‘x3’) on which the Dish will be erected on the Roof Space. Licensee must install the Dish in accordance with the specifications, and according the rules and regulations imposed by Licensor for the installation of the Dish. The diameter of the Dish may not exceed twenty-four inches (24”) and the combined weight of the Base and the Dish shall not exceed one hundred pounds (100 lbs). All installation, maintenance and removal expenses will be at Licensee’s sole cost and expense. Installation expenses include all incremental costs related to repairing or replacing the Roof in conjunction with any damage caused by such installation. Prior to commencing the installation of the Base, Dish and any related equipment, conduits, cables and materials to be located on the Roof Space, or in other parts of the Building (collectively the “Related Equipment”), Licensee must submit plans and specifications for installation of the Base, the Dish and the Related Equipment to Licensor for review and approval. The plans and specifications must include load factor, electrical platforms, leading to the Dish, grounding conforming to the Building’s lightning protection system, plenum-rated cabling, and any other specifications as Licensor may require. If Licensor finds it necessary to hire structural, mechanical, roofing and/or other engineers or consultants to review the plans and specifications, Licensor shall first notify Licensee and Licensee will reimburse Licensor for the reasonable costs thereof, whether or not Licensor grants such approval of such plans and specifications. In addition, to the License Fee, Licensee will pay for all utilities required to install, maintain, operate and remove the Dish and Related Equipment, as well as the reasonable costs of any engineers or consultants employed by Licensor to review or monitor the same. Licensee acknowledges that access to the Roof Space and Related Equipment areas, including the telephone and electrical closets, shall be limited to ingress and egress through what may be a secured area of the Building. Tenant, its agents, employees and invitees agree to be accompanied at all times by Landlord’s designated representative when access to the Roof Space or Related Equipment areas is necessary for purposed of installation, repair and maintenance. Licensee shall make every effort to minimize the number of service calls made to the Roof Space or Related Equipment areas and agrees to enter such only for the required maintenance or in case of an emergency. The Related Equipment to be installed in the telephone and electrical closets will consist of wall-mounted telecommunications electronics in a box (the “Electrical Equipment”). The contractor which performs the installation work for the Base, Dish, Related Equipment and Electrical Equipment must maintain insurance coverage with an insurer and in types and amounts reasonably acceptable to Licensor. Licensee agrees that Licensor may, at its sole discretion, require certain aesthetic specifications concerning the appearance of the Dish, the Base and any Related Equipment and the height of any tower on which the Dish is mounted. Prior to the installation of the Dish, Base, Related Equipment and/or Electronic Equipment, Licensee must first secure and at all times thereafter maintain all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communications, operations and facilities. Licensee acknowledges that access to the Roof Space and Related Equipment areas shall be limited to ingress and egress through what may be a secured area of the Building. Tenant, its agents, employees and invitees agree to be accompanied at all times by Landlord’s designated representative when access to the Roof Space or Related Equipment areas is necessary for purposed of installation, repair and/or maintenance. Licensee shall efforts to minimize the number of service calls made to the Roof Space or Related Equipment areas and agrees to enter such only for required maintenance or repair, or in case of an emergency.

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3. Term. Licensee’s right to use the Roof Space shall be free of charge during the term of this License for such use and commences on May 1, 2003 and will terminate on the scheduled termination date, or earlier termination, of the term of the Lease (the “Term”). Licensor may terminate this License Agreement upon written notice to Licensee, in the event that: (a) Licensee defaults in the performance of any of the obligations imposed upon it hereunder or under the Lease and does not, after being notified by Licensor of the existence of such default, immediately take all reasonable steps to cure the same; (b) it is determined that such installation or use materially interferes with the operation of machinery and apparatus of the Building, such as the elevators; (c) it is found by public authority having jurisdiction over the Building that the installation or use constitute a nuisance or hazard to the public or to the occupants of the Building; or (d) the use of such Dish interferes with the use of any tenant’s equipment or data processing machines in the Building; or (e) the use of such Dish interferes with any satellite dish or antennae of any existing or future tenant or licensee of the Building. Upon termination of this License Agreement, Licensee shall, at its sole cost and expense, remove the Dish, Base and Related Equipment and return the Roof Space to the condition existing prior to Licensee’s installation.

4. License Fee. [Intentionally Deleted]

5. Permits. Before commencing installation or removal of the Base, Dish and/or Related Equipment, Licensee, will, at Licensee’s own cost and expense, obtain all permits including building permits for same and deliver copies of them to Licensor. Licensor makes no representations or warranties with respect to the zoning or any other approval. If Licensee cannot obtain the necessary permits or they affect the building or the Roof Space in any way by means of additional requirements then the License shall be deemed null and void and of nor further force and effect, unless Licensor in writing waives the conditions set forth herein.

6. Repair and Maintenance of Dish and Related Equipment. Licensee agrees to keep and maintain the Base, Dish, electrical Equipment and the Related Equipment in good condition and repair, at its sole expense, in a manner that does not conflict or interfere with the use of other facilities installed in the Building or on the Roof. Further, Licensee agrees that it will not damage or permit damage to the Roof or the Building in conjunction with the Dish and the Related Equipment. All transmitters must be equipped with any transmitter isolator device necessary to minimize spurious radiation. Licensee agrees that the Dish and Related Equipment will be of types and frequencies that do not cause interference with other equipment or operations in the Building or surrounding areas. If the Dish, Electrical Equipment or the Related Equipment causes interference, Licensee will take all steps necessary to correct and eliminate the interference. Notwithstanding anything to the contrary set forth in the default section of the Lease, if the interference is not eliminated within eight (8) hours after Licensee receives’ Licensor’s notice of such interference Licensee will be liable for all of Licensor’s and any other licensee’s actual damages resulting therefrom and will temporarily disconnect and shut down the Dish (except for intermittent operation for purpose of correcting the interference) until the interference is eliminated. No abatement of Fees for the period during which the Dish is shut down will be given because of such interference. If Licensee fails to cease operations at the request of Licensor, Licensor will be entitled to injunctive relief, without the requirement of posting a bond, and the cost of obtaining such relief, including attorney’s fees, will be paid by

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Licensee. Landlord makes no warranty that the Roof Space is suitable for the Dish or that it will perform according to the Licensee’s requirements.

7. Indemnification. Licensee will indemnify Licensor, its agents, employees, officers, directors, shareholders, partners, attorneys, and assigns and hold them harmless from any and all demands, claims causes of action, fines, penalties, damages (including consequential and incidental damages) losses, liabilities, judgments, and expenses (including without limitation attorneys’ fees and court costs), arising from: (a) Licensee’s installation, use, operation, or maintenance of the Dish, Electrical Equipment or Related Equipment or exercise of the license granted hereunder, or by any person or entity claiming under Licensee (including but not limited to any such claims or damages related to radio wave or microwave transmissions or radiation): (b) any activity, work, or thing done or permitted by Licensee in or about the Roof Space, the Building, or in any area related to this license (c) any acts, omissions, or negligence of License or any person or entity claiming under Licensee or the employees, agents, contractors, invitees, or visitors of Licensee or any such person; (d) any breach, violation, or nonperformance by Licensee or any person or entity claiming under Licensee or the employees, agents, contractors, invitees, or visitors of licensee or any such person of any term, covenant, or provision of this License, or the Lease, or any law ordinance, or governmental requirement of any kind; or (e) any injury or damage to the person, property or business of Licensee, its employees, agents, contractors, invitees, visitors or any other person entering upon the Roof Space, or the Building, under the express or implied invitation of Licensee. If any action or proceeding is brought against Licensor, its employees, or agents, by reason of any such claim, Licensee, upon notice from Licensor, will defend the claim at Licensee’s sole cost and expense with counsel reasonably satisfactory to Licensor. Unless caused by the gross negligence or intentional misconduct of Licensor, Licensee shall neither hold nor attempt to hold Licensor liable for any injury or damage, either proximate or remote, occurring through or caused by any injury or accident to the Dish, Base, Related Equipment or Electrical Equipment, or arising from the Roof Space or other parts of the Building, or for any injury or damage occasioned by gas, smoke, rain, snow, wind, ice, hail, lightning, earthquake, war civil disorder, strike, defective electrical wiring or the breaking or stoppage of plumbing.

8. Compliance with Laws. Licensee will, at Licensee’s sole cost and expense, comply with all applicable laws, rules, regulations, statutes, or other requirements of any kind or nature of any municipal, state and federal governmental or quasi-governmental authority or the requirement of Licensor’s insurance underwriters relating to the installation, maintenance, height, location, use, operation, and removal of said Dish and Related Equipment.

9. Licensor’s Default. Licensor shall not be in default under this License unless Licensor fails to perform any required obligation for at least thirty (30) days after written demand specifying the exact nature of the obligation that Licensor allegedly has failed to perform. If the nature of Licensor’s obligation is such that more than thirty (30) days is reasonably required for performance, then Licensor will not be in default if Licensor promptly begins performance within such thirty (30) day period and pursues it diligently and continuously to completion.

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10. Limitation of Licensor’s Liability. The obligations of Licensor under this License Agreement do not constitute personal obligations of Licensor or of Licensor’s property management or leasing agents, nor of the individual partners, directors, officers, shareholders or employees of Licensor, or Licensor’s property management or leasing agents, and Licensee shall look solely to the real estate that is the subject of this License and to no other assets of Licensor or Licensor’s property management or leasing agents for satisfaction of any liability in respect, directly or indirectly, of this License and this Licensee will not seek recourse against Licensor or Licensor’s property management agent, or the individual partners, directors, officers, shareholders or employees of Licensor or Licensor’s property management agent, or any of the personal assets of any of them, other than the real estate which is the subject of this License, for such satisfaction or for any deficiency judgment should Licensee be unable to satisfy any liability owed to it.

11. Amendment. This License constitutes the entire agreement between the parties with respect to its subject matter and shall not be amended or modified in any manner except in writing signed by both parties.

12. Construction of License. This License shall be construed according to the laws of the state of Colorado. All terms and provisions contained in this License have been freely negotiated by the parties in good faith after mutual discussion, and shall be interpreted and construed as having been drafted by and for the benefit of all parties. LICENSOR HAS ADVISED LICENSEE TO CONSULT WITH LEGAL COUNSEL REGARDING THE LEGAL EFFECT OF THIS LICENSE. IF LICENSEE FAILS TO DO SO, LICENSEE ASSUMES ALL RISKS OF ANY LEGAL CONSEQUENCES ARISING PURSUANT TO THE TERMS OF THIS LICENSE. EACH TERM AND EACH PROVISION HEREIN HAS BEEN SEPARATELY NEGOTIATED AND AGREED UPON BY BOTH PARTIES. Paragraph headings have been inserted for convenient reference only, and shall not limit, expand or otherwise alter the provisions of this License.

13. Addresses for Notification. All notices to either party shall be in writing, and delivered by U.S. Certified Mail, return receipt requested, by overnight delivery service, by hand delivery or by facsimile transmission addressed to Landlord or Tenants as follows:

St. Paul Properties, Inc.
c/o JCA Property Management
6061 South Willow Drive, Suite 210
Englewood, Colorado 80111
Facsimile: (303) 694-4992

Facsimile:

IN WITNESS WHEREOF, Licensor and Licensee have executed this License the day and year first written above.

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LICENSOR
ST. PAUL PROPERTIES, INC., a Delaware corporation
By:	/s/ R. William Inserra
Name:	R. WILLIAM INSERRA
Title:	V.P. ASSET MANAGEMENT

LICENSEE:
THE TRIZETTO GROUP, INC. a Delaware corporation

By:	/s/ Michael J. Sunderland
Name:	Michael J. Sunderland
Title:	Senior VP, CFO

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